Exhibit 99.1

Vantage Drilling Company Announces Contract Award
for Ultra-Premium Jackup Sapphire Driller

HOUSTON, TX -- (MARKET WIRE) -- 06/01/2009 -- Vantage Drilling Company ("Vantage") (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) announced today that its ultra-premium jackup rig, the Sapphire Driller, has been awarded a contract for a drilling program in West Africa with an anticipated duration of three to six months. The contract is to commence in August 2009 following the completion of Sapphire Driller's construction and commissioning activities in Singapore and mobilization to West Africa. Estimated revenues to be generated over the term of the contract, net of taxes are approximately $13.6 million to $23.8 million.

Additionally, the customer has signed a second contract with Vantage for an ultra-premium jackup rig for a 2011 drilling program in West Africa with an estimated duration of 6 to 12 months. Vantage may use any one of its four Baker Marine Pacific Class 375 jackup rigs to conduct those operations.

Paul Bragg, President and Chief Executive Officer, commented, "We are very pleased to announce the signing of this contract during the current environment of reduced drilling activity. This contract provides the Sapphire Driller with work commencing as soon as the unit is available from the shipyard. We believe that the deployment of the rig also positions us better for follow-on opportunities."

The Baker Marine Pacific Class 375 jackup rig is an independent leg, cantilever, non-harsh environment jackup with a drilling depth of approximately 30,000 feet and is capable of operating in water depths up to 375 feet.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:
Paul A. Bragg
Chairman & Chief Executive Officer
Vantage Drilling Company
(281) 404-4700